As filed with the Securities and Exchange Commission on June 25, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zoetis Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-0696167
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 Campus Drive Florham Park, New Jersey	07932
(Address of Principal Executive Offices)	(Zip Code)

Zoetis Inc. Non-Employee Director Deferred Compensation Plan

Zoetis Supplemental Savings Plan

Zoetis Savings Plan

(Full title of the plan)

Juan Ramón Alaix

Chief Executive Officer

Zoetis Inc.

100 Campus Drive

Florham Park, New Jersey 07932

(Name and address of agent for service)

(973) 822-7000

(Telephone number, including area code, of agent for service)

Copy to:

Paul M. Kinsella

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

(617) 951-7000

(617) 235-0822 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
	$5,000,000 (2)
Deferred Compensation Obligations	$50,000,000 (3)
	$55,000,000	100%	$55,000,000	$7,502.00
Common stock, par value $0.01 per share, to be issued under the Zoetis Savings Plan	5,000,000(4)	$30.4925 (1)	$152,462,500	$20,795.89

(1)	The Proposed Maximum Offering Price Per Share was calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the registration fee on the basis of $30.4925 per share, the average of the high and low price of the registrant’s Common Stock as reported on the New York Stock Exchange on June 20, 2013.
(2)	The Deferred Compensation Obligations are unsecured obligations to pay deferred compensation in the future with respect to the Zoetis Inc. Non-Employee Director Deferred Compensation Plan.
(3)	The Deferred Compensation Obligations are unsecured obligations to pay deferred compensation in the future with respect to the Zoetis Supplemental Savings Plan.
(4)	Pursuant to Rule 416(a) of the Securities Act, this registration statement shall also cover a number of additional shares of Common Stock as may be issued with respect to the shares registered hereunder to prevent any dilutive effect in the event of any future stock dividend, stock split, recapitalization or other similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered and sold under the Zoetis Savings Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”), but constitute, along with the documents incorporated by reference to this registration statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the SEC. The following documents, which are on file with the SEC, are incorporated in this registration statement by reference:

(a) The registrant’s latest annual report on Form 10-K for the year ended December 31, 2012 (File No. 001-35797) filed with the SEC on March 28, 2013 pursuant to Sections 13 or 15(d) of the Exchange Act;

(b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referenced in Item 3(a) above, including the registrant’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2013 filed with the SEC on May 15, 2013; and the registrant’s current reports on Form 8-K filed with the SEC on April 30, 2013, May 7, 2013, June 11, 2013 and June 19, 2013;

(c) The registrant’s prospectus, dated January 31, 2013, filed with the SEC on February 4, 2013 pursuant to Rule 424(b) under the Securities Act, in connection with the registrant’s registration statement on Form S-1, as amended (File No. 333-183254) (the “S-1 Registration Statement”); and

(d) The description of the registrant’s Common Stock contained in the registration statement on Form 8-A (File No. 001-35797) filed with the SEC on January 29, 2013 to register such securities under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents with the SEC. Unless expressly incorporated into this registration statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this registration statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Zoetis Inc. Non-Employee Director Deferred Compensation Plan

Under the terms of the Zoetis Inc. Non-Employee Director Deferred Compensation Plan (the “Director Plan”), non-employee directors of the registrant may elect to defer all or a portion of their annual cash retainer fees and annual committee chair cash retainer fees by submitting timely deferral elections.

A separate deferred compensation account will be established on the registrant’s books for each director who has elected to participate in the Director Plan. The deferred compensation obligations under the Director Plan are unsecured general obligations of the registrant to pay deferred compensation in the future in accordance with the terms of the Director Plan and the director’s deferral elections and participants are unsecured creditors of the registrant with respect to all deferred compensation obligations owed to them under the Director Plan.

The registrant’s Board of Directors (the “Board”) may offer directors a choice among various hypothetical investment alternatives in which directors may elect to invest their deferred retainer fees pursuant to such rules and procedures as the Board shall determine in its discretion. The amount that the registrant is required to pay under the terms of the Director Plan is equal to the deferrals made by the director, as adjusted to reflect interest or earnings or gains and losses resulting from the returns of the measuring investments in which the directors have elected to notionally invest their accounts under the Director Plan.

A director may generally elect to receive his or her deferred retainer fees as either (a) a lump sum cash payment within 30 business days following the termination of the director’s service as a member of the Board (the “Termination Date”) or (b) equal annual cash installments for a period of between 2 and 15 years (at the director’s election) to be paid in January of each year, commencing with January of the year following the year in which the Termination Date occurs, provided that in the event of the director’s death, all of his or her unpaid deferred retainer fees, if any, will be paid in a single lump sum cash payment as soon as practicable following the director’s death to his or her beneficiary or beneficiaries or to the director’s estate if no such beneficiary exists.

The deferred compensation obligations under the Director Plan may not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution or with the consent of the Board of the Directors. The Board may amend the Director Plan at any time and from time to time; provided, however, that no such amendment shall materially and adversely affect the rights of any director or beneficiary thereof with respect to amounts previously deferred under the Director Plan.

The foregoing description of the Zoetis Inc. Non-Employee Director Deferred Compensation Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Director Plan filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on May 7, 2013, which is incorporated by referenced herein.

Supplemental Savings Plan

The Zoetis Supplemental Savings Plan (the “SSP”) is a nonqualified deferred compensation plan providing benefits, on an unfunded basis, to a select group of management or highly compensated employees. Participants in the SSP are those participants in the Zoetis Savings Plan, the tax-qualified savings plan adopted by the registrant effective as of July 1, 2013 (the “Savings Plan”), who are adversely affected by the limitations of Section 401(a)(17) of the Internal Revenue Code, as amended, or who are otherwise designated as eligible to participate in the SSP by the Zoetis Savings Plan Committee (the “Committee”), which has been appointed to administer the Savings Plan and the SSP.

The SSP provides for the deferral of compensation that otherwise could have been deferred under the Savings Plan, but for the application of a limitation on compensation that can be taken into account in computing benefits under the Savings Plan (“Compensation Limit”). In 2013, the Compensation Limit, which is prescribed by the Internal Revenue Code and may be adjusted in subsequent years by the Internal Revenue Service, is $255,000. Prior to the beginning of each calendar year, participants can elect to defer up to 30% of the amount by which their total compensation (base salary and bonus earned under the Zoetis Inc. Annual Incentive Plan or “AIP”) exceeds the Compensation Limit. The registrant matches these elective deferrals at the same rate as under the Savings Plan, which, as of July 1, 2013, the effective date of the adoption of the Savings Plan, is equal to 100% of the first 5% of the participant’s compensation. To the extent the registrant makes a profit sharing contribution to the Savings Plan on behalf of a participant that is similarly limited by the application of the Compensation Limit (whether or not such executive or other plan participant has elected to make elective deferrals to the SSP during that year), the amount of the profit sharing contribution that the participant was not eligible to receive under the Savings Plan will be credited to the SSP. In addition, the registrant’s named executive officers and certain other executives may elect to defer up to an additional 60% of the amount of their bonus compensation earned under the AIP in excess of the Compensation Limit. The registrant does not match these additional elective deferrals.

Participants are always fully vested in their elective deferrals and vest in any matching and profit sharing contributions at the same rate as matching and profit sharing contributions made under the Savings Plan. Under the Savings Plan, employees are always fully vested in their matching contributions and vest in profit sharing contributions at a rate of 20% for each year of vesting service.

Participants may elect to notionally invest amounts deferred under the SSP in the registrant’s common stock as well as funds that generally mirror the investment options under the Savings Plan. Matching and profit sharing contributions are initially deemed to be notionally invested in the registrant’s common stock.

Generally, under the SSP, participants can elect to receive payments as a lump sum or in two to twenty annual installments following termination of service. Any participant who does not make an election will receive a lump sum payment. The distribution of a participant’s benefit may be paid out in a lump sum, regardless of a prior election to receive annual installments, upon a participant’s death or disability (as defined in the SSP) prior to the date his or her entire benefit has been distributed.

In addition, the liabilities received by the registrant from Pfizer Inc. relating to amounts deferred by the registrant’s employees under the Pfizer Nonfunded Deferred Compensation and Savings Plan, the Pharmacia Savings Plus+Plan and the Wyeth Supplemental Employee Savings Plan (such amounts, the “Transferred Amounts” and such plans, the “Prior Plans”) will be subject to the terms and conditions of the SSP, except that the distribution provisions applicable to the Transferred Amounts will generally be the distribution provisions that applied to such amounts under the Prior Plans, which are not materially different than those under the SSP. Each executive and other plan participant is 100% vested in any Transferred Amounts credited to the executive’s account under the SSP.

The deferred compensation obligations under the SSP are general unsecured obligations of the registrant to pay deferred compensation in the future in accordance with the terms of the SSP and no funds have been set aside from the registrant’s general assets to cover its obligations under the SSP. Participants are and will be unsecured creditors of the registrant with respect to all deferred compensation obligations owed to them under the SSP. Although the registrant is not required to set aside funds from its general assets to meet its obligations under the SSP, upon a change in control (as defined under the Zoetis Inc. 2013 Equity and Incentive Plan), the registrant is required to establish and fully-fund, and to continue to fully-fund on an annual basis, a trust to pay all participant benefits that are or may be payable under the SSP. Any successor to the registrant is required to assume the registrant’s obligations under the SSP.

A participant’s rights to benefits payable under the SSP are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. The Board or its authorized designee may amend, suspend, or terminate the SSP at any time, provided that, in general, no amendment, modification or termination shall, without the consent of a participant, adversely affect the amount of the participant’s benefits in his or her account.

The foregoing description of the Zoetis Supplemental Savings Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Zoetis Supplemental Savings Plan, a copy of which is filed as Exhibit 10.2 to this registration statement and is incorporated herein by reference.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant or having served at the request of the corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s certificate of incorporation and by-laws provide for indemnification by the registrant of its directors, officers and employees to the fullest extent authorized or permitted by law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation and by-laws provide for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.

The registrant will on its own, or in conjunction with its controlling stockholder, maintain industry standard policies of insurance under which coverage is provided to its directors and officers against legal liability for loss which is not indemnified arising from claims made by reason of breach of duty or other wrongful act while acting in their capacity as directors and officers of the registrant. Further, the registrant intends to enter into indemnification agreements with its directors and executive officers which would require it, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as a director or officer and to advance to them expenses, subject to reimbursement to the registrant if it is determined that they are not entitled to indemnification.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to Amendment No. 6 to the registrant’s S-1 Registration Statement filed with the SEC on January 29, 2013, provides for indemnification of directors and certain officers of the registrant by the underwriters against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Madison, State of New Jersey, on the 25th day of June 2013.

Zoetis Inc.

By:	/s/ Juan Ramón Alaix
Name:	Juan Ramón Alaix
Title:	Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Juan Ramón Alaix, Richard A. Passov and Heidi C. Chen as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and to file the same, with all relevant exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Juan Ramón Alaix	Chief Executive Officer and Director (Principal Executive Officer)	June 25, 2013
Juan Ramón Alaix

/s/ Richard Passov	Executive Vice President and Chief Financial	June 25, 2013
Richard Passov	Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Frank A. D’Amelio	Chairman and Director	June 25 2013
Frank A. D’Amelio

/s/ Michael B. McCallister	Director	June 25, 2013
Michael B. McCallister

/s/ Gregory Norden	Director	June 25, 2013
Gregory Norden

/s/ William C. Steere, Jr.	Director	June 25, 2013
William C. Steere, Jr.

INDEX OF EXHIBITS

Exhibit Number	Description

3.1	Form of Amended and Restated Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to Amendment No. 6 to the Registration Statement on Form S-1, filed with the SEC on January 29, 2013)

3.2	Form of Amended and Restated By-Laws of the registrant (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Registration Statement on Form S-1, filed with the SEC on October 11, 2012)

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the Registration Statement on Form S-1, filed with the SEC on January 29, 2013)

5.1	Opinion of Ropes & Gray LLP

10.1	Non-Employee Director Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the SEC on May 7, 2013)

10.2	Zoetis Supplemental Savings Plan

23.1	Consent of KPMG LLP

23.2	KPMG LLP Letter Regarding Unaudited Interim Financial Information

23.3	Consent of Ropes & Gray LLP (included as part of Exhibit 5.1 to this registration statement)

24.1	Power of Attorney (included on the signature page to this registration statement)